Exhibit 23.2

[Ernst & Young Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Genesee & Wyoming Inc. of our report dated January 25, 2007 with respect to the consolidated financial statements of Australia Railroad Group Pty Ltd included in the Form 10-K of Genesee & Wyoming Inc. for the year ended December 31, 2006.

/s/ Ernst & Young

Ernst & Young

Perth, Australia

June 1, 2007